News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, January 29, 2026 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2025.

The Company reported a 50% increase in net income for the three months ended December 31, 2025 to $3.1 million from $2.1 million for the three months ended December 31, 2024.

Basic and diluted earnings per share were $0.51 and $0.50, respectively, for the three months ended December 31, 2025 compared to $0.34 for basic and diluted earnings per share for the three months ended December 31, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, which will be paid on February 26, 2026 to stockholders of record as of February 12, 2026.

“We are very pleased to report strong earnings for the first quarter of our new fiscal year,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Our commitment to growing the Company’s balance sheet with prudent lending and responsible deposit growth, combined with further normalization of the yield curve during the most recent quarter, produced favorable results for our shareholders.”

“Our net interest margin has increased by 37 basis points to 3.59% for the quarter ended December 31, 2025 from the quarter ended December 31, 2024 resulting from the Federal Reserve’s rate cuts and commercial term loans repricing higher, a trend that we expect will continue throughout the coming year.”

Results of Operations

Net income increased $1.1 million, or 50.4%, to $3.1 million during the three months ended December 31, 2025 compared with $2.1 million during the three months ended December 31, 2024, from higher net interest income, lower provisions for credit losses and lower other expenses, partially offset by lower other income.

The Company’s net interest and dividend income increased by $1.5 million, or 19.0%, to $8.9 million for the quarter ended December 31, 2025 from $7.4 million for the quarter ended December 31, 2024. The increase was attributable to a $62.3 million increase in the average balance of interest-earning assets between periods, as well as a 37 basis point increase in the Company’s net interest margin to 3.59% for the three months ended December 31, 2025 from 3.22% for the three months ended December 31, 2024.

Interest and dividend income increased $1.7 million, or 12.8%, to $14.6 million for the three months ended December 31, 2025 compared with $12.9 million for the three months ended December 31, 2024. The increase was attributable to a 31-basis point increase in the yield on interest-earning assets to 5.90% for the three months ended December 31, 2025 from 5.59% for the three months ended December 31, 2024 as well as a $70.3 million, or 8.9%, increase in the average balance of loans receivable, net. The increase in yield on the Company’s assets was attributable to higher market interest rates on loans and investments between periods.

Interest expense increased $238 thousand, or 4.4%, to $5.7 million for the three months ended December 31, 2025 from $5.5 million for the three months ended December 31, 2024. The average balance of interest-bearing liabilities increased $53.2 million, or 7.5%, to $763.4 million while the cost of interest-bearing liabilities decreased by nine basis points to 2.96% for the three months ended December 31, 2025 compared with 3.05% for the three months ended December 31, 2024, resulting primarily from lower short-term market interest rates.

The Company’s provision for credit losses decreased $79 thousand, or 78.2%, to $23 thousand for the three months ended December 31, 2025 compared to $101 thousand for the three months ended December 31, 2024. Provisions for on-balance sheet credit losses were $71 thousand from growth in total loans receivable during the quarter, while $49 thousand was recovered from its reserves for off-balance sheet credit losses from contraction in unfunded loan commitments during the quarter. The Company recorded $2 thousand in net recoveries during the three months ended December 31, 2025 compared with $103 thousand in net recoveries during the three months ended December 31, 2024.

Other income decreased $159 thousand, or 16.6%, to $797 thousand during the three months ended December 31, 2025 compared to $956 thousand for the three months ended December 31, 2024. There were no gains from the sales of other real estate owned during the three months ended December 31, 2025 compared with $224 thousand for the prior year period. Offsetting this decline were higher interest rate swap fees, which increased by $31 thousand, and higher gains from the sale of SBA loans, which increased by $22 thousand.

Other expenses decreased by $54 thousand, or 1.0%, to $5.4 million during the three months ended December 31, 2025. The decrease was primarily attributable to lower occupancy expenses, which declined by $172 thousand, or 17.4%, to $819 thousand for the three months ended December 31, 2025 compared with $991 thousand for the prior year period, due to lease termination expenses and ongoing savings related to the closure of the Bank’s Bridgewater office in October 2024. Offsetting this decrease were higher compensation and benefit expenses, which increased by $88 thousand, or 2.9%, to $3.2 million, due to annual merit increases, and higher data processing expenses, which increased by $66 thousand, or 72.5%, to $157 thousand, due to one-time credits applied during the prior year period.

The Company recorded tax expense of $1.1 million on pre-tax income of $4.3 million for the three months ended December 31, 2025, compared to $805 thousand on pre-tax income of $2.9 million for the three months ended December 31, 2024.

Balance Sheet Comparison

Total assets increased $47.8 million, or 4.8%, to $1.045 billion at December 31, 2025 from $997.7 million at September 30, 2025. The increase was attributable to larger interest-earning deposits with banks, investment securities and loans receivable.

Total cash and cash equivalents increased $27.0 million, or 381.4%, to $34.1 million at December 31, 2025 from $7.1 million at September 30, 2025 resulting from higher deposits, partially offset by higher loans receivable and investments.

At December 31, 2025, investment securities totaled $93.1 million, reflecting an increase of $4.7 million, or 5.3%, from September 30, 2025. The Company purchased two floating-rate mortgage-backed securities issued by U.S government agencies totaling $6.3 million during the quarter. There were no other-than-temporary-impairment charges for the Company’s investment securities during the three months ended December 31, 2025.

Total loans receivable increased $18.9 million, or 2.2%, to $877.8 million at December 31, 2025 from $858.9 million at September 30, 2025. The increase in total loans receivable during the quarter ended December 31, 2025 occurred primarily in commercial real estate loans, which increased by $15.7 million, or 2.9%, to $548.9 million, or 62.5% of loans. The Company also grew its construction and land loans, which increased by $5.4 million, or 18.6%, to $34.7 million. Partially offsetting these increases were one-to four-family residential real estate loans (including home equity lines of credit), which decreased $983 thousand, commercial business loans, which decreased $971 thousand, and other loans, which decreased $280 thousand.

Total non-performing loans decreased $90 thousand, or 20.0%, to $361 thousand at December 31, 2025 from $451 thousand at September 30, 2025. The ratio of non-performing loans to total loans decreased to 0.04% at December 31, 2025 from 0.05% at September 30, 2025.

The Company sold its only other real estate owned (“OREO”) property during the quarter, reducing its OREO to zero from $2.2 million at September 30, 2025. The ratio of non-performing assets to total assets decreased to 0.03% at December 31, 2025 from 0.26% at September 30, 2025.

The allowance for credit losses increased $73 thousand to $8.4 million, or 0.96% of total loans receivable, during the three months ended December 31, 2025. Growth in loans receivable during the quarter as well as an increase in specific reserves for individually evaluated loans resulted in additional provisions for credit losses that were largely offset by reductions resulting from lower adjustments to pooled loans for economic and business conditions.

Total deposits increased $44.8 million, or 5.5%, to $859.1 million at December 31, 2025. The inflow in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $26.3 million, or 12.5%, to $236.3, in non-interest bearing checking accounts, which increased by $25.7 million, or 22.0%, to $143.0 million, in money market accounts, which increased $12.3 million, or 4.6%, to $281.2 million, and in savings accounts, which increased $754 thousand, or 1.4%, to $55.2 million. Partially offsetting these increases was a $20.3 million, or 12.4%, decrease in interest-bearing checking accounts to $143.4 million.

The Company’s book value per share increased to $18.79 at December 31, 2025 from $18.34 at September 30, 2025. The increase was due to the Company’s results from operations, partially offset by $0.08 in dividends paid and 2,037 shares repurchased during the quarter at an average share price of $16.85.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Martinsville, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended
	December 31,
	2025	2024

Income Statement Data:
Interest and dividend income	$14,557	$12,906
Interest expense	5,700	5,462
Net interest and dividend income	8,857	7,444
Provision for credit losses	23	101
Net interest and dividend income after provision for credit losses	8,834	7,343
Other income	798	956
Other expense	5,355	5,409
Income before income tax expense	4,277	2,890
Income tax expense	1,141	805
Net income	$3,136	$2,085

Per Share Data:
Net income per share-basic	$0.51	$0.34
Net income per share-diluted	$0.50	$0.34
Book value per share, at period end	$18.79	$17.23

Selected Ratios (annualized):
Return on average assets	1.22%	0.86%
Return on average equity	10.29%	7.42%
Net interest margin	3.59%	3.22%

	December 31,	September 30,
	2025	2025
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$1,045,498	$997,660
Loans receivable	876,115	857,353
Allowance for credit losses- loans	(8,423)	(8,350)
Investment securities - available for sale, at fair value	26,952	21,182
Investment securities - held to maturity, at cost	66,189	67,266
Deposits	859,074	814,307
Borrowings	49,054	49,054
Shareholders' Equity	121,748	118,842

Asset Quality Data:
Non-performing loans	$361	$451
Other real estate owned	—	2,167
Total non-performing assets	$361	$2,618
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.96%	0.97%
Non-performing loans to total loans receivable	0.04%	0.05%
Non-performing assets to total assets	0.03%	0.26%
Non-performing assets to total equity	0.30%	2.20%
* Not meaningful